UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 6)*

International Barrier Technology Inc.
(Name of Issuer)

Common Shares
(Title of Class of Securities)

458968104
(CUSIP Number)žž

February 14, 2011
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-(b)

☒	Rule 13d-(c)

☐	Rule 13d-(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 458968104	Page 2 of 16 Pages

SCHEDULE 13G

1	NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Carl Marks & Co. Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,489,471 shares
	6	SHARED VOTING POWER 5,987,000 shares
	7	SOLE DISPOSITIVE POWER 1,489,471 shares
	8	SHARED DISPOSITIVE POWER 5,987,000 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,489,471 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.35%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTION BEFORE FILLING OUT!

Page 2 of 16 pages

CUSIP No. 458968104	Page 3 of 16 Pages

SCHEDULE 13G/A

1	NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Carl Marks IB LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,987,000 shares
	6	SHARED VOTING POWER 1,489,471 shares
	7	SOLE DISPOSITIVE POWER 5,987,000 shares
	8	SHARED DISPOSITIVE POWER 1,489,471 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,987,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.95%
12	TYPE OF REPORTING PERSON* 00

Page 3 of 16 pages

CUSIP No. 458968104	Page 4 of 16 Pages

SCHEDULE 13G/A

1	NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Martin Lizt
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,139,224 shares
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 1,139,224 shares
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,139,224 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.53%
12	TYPE OF REPORTING PERSON* IN

Page 4 of 16 pages

CUSIP No. 458968104	Page 5 of 16 Pages

SCHEDULE 13G/A

Preliminary Note

This Combined Statement is being filed on behalf of Carl Marks & Co. Inc., Carl Marks IB LLC and Martin Lizt.  Each of the Reporting Persons states that it or he, as the case may be, is included in this Schedule 13G solely for the purpose of presenting information with respect to its or his ownership of the Common Shares and disclaims any knowledge, except as expressly set forth herein, as to any statement made herein on behalf of any other Reporting Person.  Each of Carl Marks & Co. Inc. and Carl Marks IB LLC disclaims any beneficial ownership of Common Shares owned by Martin Lizt; and Martin Lizt disclaims any beneficial ownership of Common Shares owned by Carl Marks & Co. Inc. and Carl Marks IB LLC.  Carl Marks & Co. Inc., Carl Marks IB LLC and Martin Lizt have filed this Schedule 13G as Reporting Persons in the event they are collectively deemed to be a “group” within the meaning of Section 13(g)(3) of the Securities Exchange Act of 1934, as amended.

Item 1.

(a)	Name of Issuer:

International Barrier Technology Inc.

(b)	Address of Issuer’s Principal Executive Offices:

510 4th Street North
Watkins, Minnesota 55389

Item 2.

(a)	Name of Persons Filing:

Carl Marks IB LLC, Carl Marks & Co. Inc. and Martin Lizt.

(b)	Address of Principal Business Office or, if none, Residence:

The principal business office of each of Carl Marks & Co. Inc. and Carl Marks IB LLC is:

900 Third Avenue
33rd Floor
New York, NY 10022

The home address of Martin Lizt is:

22 East Alford Road
West Stockbridge, MA 01266

Page 5 of 16 pages

CUSIP No. 458968104	Page 6 of 16 Pages

SCHEDULE 13G/A

(c)	Citizenship:	Carl Marks & Co. Inc: New York
		Carl Marks IB LLC: Delaware
		Martin Lizt: United States of America

(d)	Title of Class of Securities:

		Common Shares, without par value

(e)	CUSIP Number:	458968104

Item 3.	If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), or (c), check whether the person filing is a:

Not applicable

(a)	☐	Broker or Dealer registered under Section 15 of the Act;

(b)	☐	Bank as defined in section 3(a)(6) of the Act;

(c)	☐	Insurance Company as defined in section 3(a)(19) of the Act;

(d)	☐	An Investment Company registered under section 8 of the Investment Company Act;

(e)	☐	An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An Employee Benefit Plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Page 6 of 16 pages

CUSIP No. 458968104	Page 7 of 16 Pages

SCHEDULE 13G/A

Item 4.	Ownership

a.	Amount beneficially owned:		8,615,695

	(i)	Carl Marks & Co. Inc.	1,489,471

	(ii)	Carl Marks IB LLC	5,987,000

	(iii)	Martin Lizt	1,139,224

b.	Percent of class: 18.83%

c.	Number of shares:

	(i)	Sole power to vote or direct vote:

		Carl Marks & Co. Inc.	1,489,471

		Carl Marks IB LLC	5,987,000

		Martin Lizt	1,139,224

	(ii)	Shared Power to vote or direct vote:

		Carl Marks & Co. Inc.	5,987,000

		Carl Marks IB LLC	1,489,471

		Martin Lizt	0

	(iii)	Sole power to dispose or to direct disposition of:

		Same response as (c)(i) above.

	(iv)	Shared power to dispose or direct the disposition of:

		Same response as (c)(ii) above.

Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable

Page 7 of 16 pages

CUSIP No. 458968104	Page 8 of 16 Pages

SCHEDULE 13G/A

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not applicable

Item 8.	Identification and Classification of Members of the Group.
Not applicable

Item 9.	Notice of Dissolution of Group.
Not applicable

Item 10.	Certification.
See attached certifications.

Page 8 of 16 pages

CUSIP No. 458968104	Page 9 of 16 Pages

SCHEDULE 13G/A

CERTIFICATION

By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated: February 14, 2011	CARL MARKS & CO. INC.

	By:	/s/ David Shnitkin
		Name:	David Shnitkin
		Title:	Controller

Page 9 of 16 pages

CUSIP No. 458968104	Page 10 of 16 Pages

SCHEDULE 13G/A

CERTIFICATION

By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated: February 14, 2011	CARL MARKS IB LLC

	By:	Carl Marks & Co. L.P.
Its Manager

	By:	Carl Marks & Co. LLC
Its General Partner

	By:	/s/ Robert A. Speer
		Name:	Robert A. Speer
		Title:	Secretary

Page 10 of 16 pages

CUSIP No. 458968104	Page 11 of 16 Pages

SCHEDULE 13G/A

CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated: February 14, 2011	By:	/s/ Martin Lizt
Martin Lizt

Page 11 of 16 pages

CUSIP No. 458968104	Page 12 of 16 Pages

SCHEDULE 13G/A

Exhibits

A.           Joint Filing Statement
See Exhibit A on page 16.

Page 12 of 16 pages

CUSIP No. 458968104	Page 13 of 16 Pages

SCHEDULE 13G/A

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011	CARL MARKS & CO. INC.

	By:	/s/ David Shnitkin
		Name:	David Shnitkin
		Title:	Controller

Page 13 of 16 pages

CUSIP No. 458968104	Page 14 of 16 Pages

SCHEDULE 13G/A

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011	CARL MARKS IB LLC

	By:	Carl Marks & Co. L.P.
Its Manager

	By:	Carl Marks & Co. LLC
Its General Partner

	By:	/s/ Robert A. Speer
		Name:	Robert A. Speer
		Title:	Secretary

Page 14 of 16 pages

CUSIP No. 458968104	Page 15 of 16 Pages

SCHEDULE 13G/A

SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011	By:	/s/ Martin Lizt
Martin Lizt

Page 15 of 16 pages

CUSIP No. 458968104	Page 16 of 16 Pages

SCHEDULE 13G/A

EXHIBIT A - JOINT FILING STATEMENT

Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the Schedule 13G for International Barrier Group Inc. is filed on behalf of each of us.  This agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Dated: February 14, 2011	CARL MARKS & CO. INC.

	By:	/s/ David Shnitkin
		Name:	David Shnitkin
		Title:	Controller

CARL MARKS IB LLC

	By:	Carl Marks & Co. L.P.
Its Manager

	By:	Carl Marks & Co. LLC
Its General Partner

	By:	/s/ Robert A. Speer
		Name:	Robert A. Speer
		Title:	Secretary

/s/ Martin Lizt
Martin Lizt

Page 16 of 16 pages